EXHIBIT 2.1



                            ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, made and entered into this 21st day of January, 2000, by and among Accom, Inc. a U.S. company ("Seller" or the "Company," such terms to be used interchangeably), Accom Virtual Studio Inc., a Delaware corporation ("Accom Virtual Studio"); Accom Virtual Studio (Germany) GmbH; Elset Electronic Set GmbH; IMadGINE Video Systems Marketing, B.V., a Dutch company ("Purchaser"); and Purchaser's owner, Orad Hi-Tec Systems Ltd., an Israeli company with its principal offices located in Kfar Saba, Israel ("Orad").

                              W I T N E S S E T H:

WHEREAS, Seller and its subsidiaries, are engaged in the business of developing, marketing and distributing, among other things, digital video products and computer graphic systems; and

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to buy from Seller (either directly or in part through one of its direct or indirect wholly-owned subsidiaries made a party hereto), all of its virtual set (referred to herein as "Elset") business assets and properties, including the intellectual property rights and assets of each of Seller's German subsidiaries, Accom Virtual Studio (Germany) GmbH and ELSET Electronic-Set GmbH (all such assets collectively referred to as the "Elset Activity"); and

WHEREAS, Accom Virtual Studio desires to sell to Purchaser, and Purchaser desires to buy from Accom Virtual Studio all the shares, that is one share of nominal value of PLN 69,208.00, which represents the entire share capital of Accom Poland Sp. z o.o. ("Accom Poland").

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby agree as follows:

                                    ARTICLE 1

                           TERMS OF PURCHASE AND SALE

1.01     Purchase and Sale

On the Closing Date (as defined in Section 1.02), Seller shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller all of the Elset Activity assets and properties, whether now owned or hereafter acquired prior to the Closing Date, if the Closing Date is not the date hereof, whether tangible or intangible, all as set forth in Section
1.01 of the disclosure schedule separately delivered by Seller to Purchaser pursuant hereto (the "Disclosure Schedule"), free and clear of any Liens except for Permitted Liens (as those terms are defined in Section 2.09 hereof), including, without limitation, the following (the foregoing and the following



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hereinafter referred to collectively as the "Elset Business Assets"):

    (i) All equipment, vehicles, tools, and other tangible property owned by Seller and related to the Elset Activity;

    (ii) All materials, wherever located, including work in process, supplies and marketing material of every type and description, used in connection with the conduct of the Elset Activity;

    (iii) Any and all intellectual property whether registerable or not, including, without limitation, all right, title and interest in and to any and all rights to designs, inventions, works of authorship, technology, software (including software for older versions of Seller's virtual set system), know-how (including know-how in process), materials and tools and every other intellectual or industrial property used exclusively in connection with the Elset Activity.

    (iv)          [Intentionally Reserved];

    (v) All of Seller's rights under the Commitments (as defined in Section 2.18), pertaining to the Elset Business Assets or the conduct of the Elset Activity, including, but not limited to, any contracts for the purchase of materials, contracts for services and supplies, permits, licenses and approvals to operate the Elset Business Assets and any leases of, and any options to purchase, real and personal property related exclusively to the Elset Activity;

    (vi) All electronic versions of any sales, marketing and promotional literature and all books, records, brochures, art work, awards, files and data, or copies thereof, pertaining exclusively to the conduct of the Elset Activity, including, but not limited to data bases concerning customers, customer leads, the install base and customer sales and support network, except for personnel records and files, copies of which will be provided to Purchaser to the extent permitted by law (collectively, the "Books and Records");

    (vii)         All   documentation   (including  sales  forecasts)   relating
                  exclusively to the ownership of the Elset Business Assets or the conduct of the Elset Activity;

    (viii) All of the Company's agreements with its customers and suppliers relating to the Elset Activity and the Elset Business Assets that are as set forth in Section 2.18 to the Disclosure Schedule; and

    (ix) All work related to research and development projects of the Elset Activity and all employment or work contracts with employees, including, but not limited to, any and all express or implied employment agreements and work contracts entered into between the Company (its subsidiaries, except for Accom Poland, affiliates, agents or assigns) and such employees.



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      The Parties agree that the terms "Elset  Activity"  and/or "Elset Business
      Assets" do not include the shares of Accom Poland; Accom Virtual Studio (Germany) GmbH; or ELSET Electonic-Set GmbH.

      Seller undertakes to cause that Accom Virtual Studio sells to Purchaser all its shares of Accom Poland.

      Accom Virtual Studio and Purchaser undertake to enter into, on the Closing Date (as defined in Section 1.02 below),a conditional agreement for the purchase of all shares of Accom Poland, substantially in the form of Exhibit A hereto. The shares of Accom Poland shall be automatically transferred, under the above mentioned conditional agreement, to Purchaser, as soon as any of the conditions set forth in Article VII-A.02 of this Agreement is satisfied (pertaining to the obtaining of the
      approval  of  the  Polish  Office  for  Protection  of   Competition   and
      Consumers).

      Accom Virtual Studio undertakes to grant, on Closing Date, to Purchaser's parent company, Orad, the irrevocable power of attorney (substantially in the form of Exhibit B hereto) to execute the voting rights for the shares of Accom Poland from and after the Closing Date. This power of attorney shall expire upon the first to occur of (i) the termination of this Agreement, or (ii) the consummation of the sale of the shares of Accom Poland to Purchaser pursuant to any of the three conditions set forth in
      Article VII-A.02 below.

      Purchaser shall indemnify Seller, Accom Virtual Studio and Accom Poland for any and all damages caused by acts of negligence or misconduct by Purchaser or Orad or by Purchaser's or Orad's executive officers, directors or employees, suffered by Accom Poland, seller or Seller's other subsidiaries as a result of the exercise by Purchaser of the rights under the above-mentioned power of attorney.

      Purchaser is acquiring the Elset Business Assets and the shares of Accom Poland in order to complement its own business line. Moreover, Purchaser does not intend to make any use at all of any of Seller's trade names, trademarks, going concern and goodwill associated with the Elset Activity, which will be abandoned by the Purchaser immediately after the acquisition contemplated hereunder.

      Purchaser undertakes to cause the business name of Accom Poland to be changed to a name not containing the word "Accom" or confusingly similar to "Accom," and have the change registered by the Local Court, within 45 days after acquisition of all the shares of Accom Poland.

1.02.     The Closing

         The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Ephraim Abramson & Co., in Jerusalem, Israel, on January ___________, 2000, or at such other place and/or date as the parties may mutually agree (the "Closing Date").

         At the Closing, the following shall take place:



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         (1)      Purchaser  shall pay the Cash  Payment to Seller (as that term is defined in Section 1.03 herein);

         (2) Title to the Elset Business Assets shall pass from Seller to Purchaser;

         (3) Purchaser, Seller and a trustee shall execute an Escrow Agreement as provided in Section 1.03 herein;

         (4) Purchaser and Accom Virtual Studio shall enter into the conditional agreement for the sale of all the shares of Accom Poland;

         (5) Accom Virtual Studio shall grant to Purchaser the irrevocable power of attorney to execute the voting rights from the shares of Accom Poland, as mentioned in Section 1.01;

         (6) Orad and Seller shall enter into a warrant agreement substantially in the form of Exhibit C hereto, entitling Seller to purchase up to 70,423 Ordinary Shares of Orad pursuant to the terms of the agreement (the "Warrant"); and

         (7) Each of the parties shall deliver or cause to be delivered to the intended recipient any other document or instrument required to be delivered by or on behalf of such party at or prior to the Closing, pursuant to and as required by this Agreement, including, but not limited to those documents and instruments referenced in Article VI herein.

1.03.    Purchase Price, Purchaser Holdback and Payment

         The aggregate purchase price to be paid by Purchaser to Seller for the Elset Business Assets and the shares of Accom Poland (the "Purchase Price") shall be Four Million United States Dollars (US $4,000,000) plus the Warrant described in section 1.02(6), above. Payment of the Purchase Price shall be as follows:

         (a) On the Closing Date, Purchaser shall pay Seller the sum of Three Million Six Hundred Thousand United States Dollars (US $3,600,000) (the "Cash Payment").

         (b) In addition, on the Closing Date, the Purchaser shall deliver to a trustee banking institution for deposit in an interest-bearing account pursuant to the Escrow Agreement the payment of the remainder of the Purchase Price, which amount shall be Four Hundred Thousand United States Dollars (US$ 400,000) to be paid over to Seller on the twelve (12) month anniversary date of the Closing Date (the "Escrow Amount"), it being agreed by the parties, however, that the Escrow Amount to be paid by the Purchaser to the Seller shall be held in escrow and serve as security for the Seller's indemnification obligations under Article X and pursuant to the provisions of the escrow agreement to be entered into between Seller, Purchaser and an escrow agent on or prior to the Closing Date, in substantially the form attached hereto as Exhibit D (the



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                  "Escrow Agreement").  The sums held in escrow shall be reduced by any and all monetary or other claims or Damages incurred against Purchaser and arising out of any breach of the Company's representations and warranties in this Agreement.

                  Other than for Taxes and Accom Poland balance sheet discrepancies as described in Section 2.05 below, the Purchaser's recourse against the Seller or its subsidiaries shall be limited to the Escrow Amount, except in such case in which the Purchaser shall incur monetary or other damage claims arising out of or as a result of willful misconduct or fraud on the part of the Seller, any of its executive officers (as reflected in its most recent filings with the Securities and Exchange Commission as of the Closing Date), the subsidiaries of Seller, or the executive officers or directors of the Seller's subsidiaries.

                  The satisfaction of Purchaser's claims, under this Section, by either (i) the Seller, (ii) its subsidiaries, (iii) any of the Seller's executive officers or directors or (iv) by any executive officers or directors, of the Seller's subsidiaries, shall release all the above-mentioned entities and persons from Purchaser's claims.

                  Any disputes between the parties with regard to any of the foregoing shall be resolved, both substantively and procedurally, in accordance with the terms and provisions of the Escrow Agreement and the arbitration provision in section
                  11.05 hereof.

                  The Parties to the Agreement agree that the payment of the Purchase Price for shares of Accom Poland shall be made by Purchaser directly to Seller and not to Accom Virtual Studio.

         (c) In addition, Purchaser shall deliver the fully executed Warrant to Seller.

         (d) Payment of the Purchase Price shall be in US Dollars and shall be made by wire transfer of immediately available funds to an account or accounts of Seller at a bank or banks specified by Seller.

1.04.    [Intentionally Reserved]

1.05.    Proration of Taxes, Fees and Other Charges

         The following items shall be apportioned as of 23:59 (Israel Time) of the day preceding the Closing Date:

                  annual or periodic taxes, fees or similar charges imposed by any governmental authority upon or with respect to the Elset Business Assets, vacation pay, severance pay, rental, payments to suppliers and employees and other payments under any of the Commitments, and any other item customarily apportioned and Seller or Purchaser, as the case may be, shall deliver to the other a check for the net amount owing under this Section
                  1.05. If any such



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                  item cannot  accurately be apportioned at the Closing or if it is incorrectly apportioned at the Closing or subsequent thereto, such item shall be apportioned or reapportioned, as the case may be, as soon as practicable after the Closing Date or the date on which the apportionment error is discovered, as applicable.

         Seller and Accom Poland represent and warrant to Purchaser that, Accom Poland has duly paid or made provision for the payment of all Taxes (as hereinafter defined) which are due, will be due, are claimed to be due, or arose out of events or accrued on or before the Closing Date.

         The Purchaser acknowledges that Accom Poland may be entitled to receive approximately US $10,000 in value added taxes that it has previously paid to the Polish tax authorities. When such amount is received by Accom Poland, the Purchaser agrees to promptly pay such amounts to Seller

         If, and to the extent, that Accom Poland is successful in its dispute with the Polish tax authority and collects the approximately US $25,000 in dispute, the Purchaser shall pay all such amounts recovered to the employees of Accom Poland (as of immediately prior to the Closing).

         Other than as  specifically  set forth in this Section 1.05 and Section
         2.08 (defining Taxes), Purchaser shall have no other obligations with respect to the aforesaid sums.

1.06     Payment of Taxes and Other Charges

         Each party shall pay, at the Closing or, if due thereafter promptly when due, all of their respective transfer taxes, sales taxes, stamp taxes, value added tax and any other taxes incurred by it and payable in connection with the transactions contemplated hereby.

         Stamp duty for the purchase of shares of Accom Poland shall be paid by Purchaser and Accom Virtual Studio in equal parts.

1.07     Instruments of Transfer

         On the Closing Date, Seller shall deliver to Purchaser duly executed instruments of transfer (bills of sale) and assignment of the Elset Business Assets sufficient to vest in Purchaser the interests in the Elset Business Assets being conveyed in accordance with the terms of this Agreement.

         As regards the purchase of shares of Accom Poland, Purchaser and Accom Virtual Studio shall enter, on the Closing Date, into the conditional share sale agreement as described in Section 1.01. above.

1.08     Assumption



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         As of the Closing,  Purchaser shall assume and thereafter pay,  perform or discharge and,  effective as of the Closing,  does hereby assume the
         following   contractual   obligations   (collectively,   the   "Assumed
         Obligations"):

         (a)      the business obligations of Seller under the Commitments;

         (b) certain of the business obligations of Seller with respect to the Employees (as defined in Section 8.01) to the extent provided in Article VIII solely with regard to and to the extent incurred with respect to the Elset Activity; and

         (c) the obligations of Seller referred to in Section 1.08 of the Disclosure Schedule.

         For the avoidance of any doubt, it is hereby clarified that no financial liabilities of Seller through the date of Closing shall be assigned to Purchaser hereunder.

         Specifically excluded from the obligations being assumed hereunder are the following:

         (i) any and all liabilities of any nature whatsoever for Taxes (as defined in Section 2.08, and specifically with reference to any tax obligations arising out of the operations of Accom Poland) incurred or payable by Seller either before or after the date hereof but solely with respect to the period prior to Closing;

         (ii) any and all loan obligations of Seller incurred in connection with the Elset Activity;

         (iii) any and all liabilities incurred towards the Seller's employees, including, but not limited to, sales commissions, shares, options, warrants, and any other rights to purchase shares issued to Seller's Employees or any options plans or share purchase plans relating to Employees in connection therewith, and

         (iv) any and all obligations of Accom Poland, in particular, but not limited to, the Commitments of Accom Poland,


         The Parties to this Agreement agree that, because of the purchase of shares of Accom Poland by Purchaser from Accom Virtual Studio, nothing in this Agreement shall be interpreted and construed in a way that shall or might cause the direct assumption by Purchaser (or direct transfer by Accom Poland), of obligations (including, but not limited to, obligations resulting under any agreements concluded by Accom Poland) and/or assets, of any kind, of Accom Poland, except as a transferee of all of the shares of Accom Poland.

1.09     [Intentionally Reserved]

1.10     Transfer of Seller's Customer Agreements



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         On or immediately following the Closing Date, the Seller shall take all commercially  reasonable  steps to notify all of its  customers  of the
         transactions   contemplated   and  to  assign  to  the   Purchaser  all
         maintenance   agreements  with  customers  under  the  same  terms  and
         conditions as were in effect prior to such assignment and shall assist Purchaser in transition issues relating thereto as reasonably requested by the Purchaser. In addition, on or immediately following the Closing Date, Seller shall provide adequate notification to all of its Elset Activity distributors and agents of the transactions contemplated herein to effect the 15-day termination period of the rights to sell or distribute any Elset products pursuant to the distribution or agency agreements. Seller shall hold Purchaser harmless from any claims that any such distributor or agent may have as a result of the termination of the rights to sell Elset products following the effectiveness of such termination, and from any claims for any future commissions relating to sales that may occur after the 15-day notification period.

         On or before the Closing Date, Seller shall have obtained any and all third party acknowledgments and consents necessary (as well as having provided the Purchaser with evidence of such acknowledgment and consent) for consummating the transactions contemplated hereby; provided, however, that the foregoing does not include the approval from the Polish Office for Protection of Competition and Consumers necessary for the purchase of shares of Accom Poland.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows:

2.01     Organization

         Seller is a company duly organized, validly existing and in good standing under the laws of the State of Delaware, USA, and has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

2.02     Authorization

         The Board of Directors of Seller has duly authorized the execution and delivery of this Agreement and the other agreements, documents and instruments to be executed and delivered by Seller pursuant hereto and the consummation by Seller of the transactions contemplated hereby and thereby.

2.03     Further Action

         Except for the approval from the Polish Office for Protection of Competition and Consumers necessary for the purchase of shares of Accom Poland, no further



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         corporate or other  proceedings  or approvals on the part of Seller are
         necessary  to  authorize  this  Agreement  or  the  other   agreements,
         documents and instruments to be executed and delivered by Seller pursuant hereto or the transactions contemplated hereby or thereby.

2.04     No violation

         Except as set forth in Section 2.04 of the Disclosure Schedules, neither the execution and delivery of this Agreement or the other agreements, documents and instruments to be executed and delivered by Seller pursuant hereto nor the consummation by Seller of the transactions contemplated hereby or thereby: (a) will violate or conflict with any statute, law, ordinance, rule, regulation, order, judgment or decree affecting Seller, and/or the Elset Business Assets, and/or Accom Poland, or (b) will violate or conflict with or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the Elset Business Assets and/or of the Accom Poland's assets and/or shares of Accom Poland under, or have any other adverse effect under, any term or provision of the Certificate of Incorporation or Bylaws of Seller, its subsidiaries, affiliates, agents or assigns related thereto or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Seller and/or Accom Poland is a party or by which the Elset Business Assets are subject.

         Except as set forth in Section 2.04 of the Disclosure Schedules and except for the approval of the Polish Office for Competition and Consumer Protection needed for the purchase of shares of Accom Poland by Purchaser from Accom Virtual Studio, no consent, approval, authorization or action by any governmental agency, instrumentality, commission, authority, board or body (collectively, a "Governmental Agency") is required in connection with the execution and delivery by Seller of this Agreement, the other agreements, documents and instruments to be executed and delivered by Seller pursuant hereto or the consummation by Seller of the transactions contemplated hereby or thereby.

2.05     Financial Statements and Budget of Accom Poland

         Seller has previously delivered to Purchaser a balance sheet translated by an independent accounting firm of Accom Poland as of October 31, 1999 (the "1999 Balance Sheet") and a statement of income for the 10-month period then ended (the "1999 Income Statement" and, together with the 1999 Balance Sheet, the "Financial Statements"). The Financial Statements (and the notes thereto) are complete and fairly present the financial condition and assets and liabilities (whether absolute, accrued, contingent or otherwise) of Accom Poland as of the date thereof and the results of operations for the period then ended, in accordance with Polish accounting standards applied on a consistent basis.

         To the extent that Purchaser's 2000 Q1 audit of Accom Poland reveals liabilities in excess of those disclosed on the 1999 Balance Sheet, Purchaser shall be compensated



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         for such  discrepancies  from the Escrow Amount in accordance  with the terms of the Escrow Agreement and, if such liabilities shall exceed the Escrow Amount, then Seller shall indemnify Purchaser for such amount directly.

2.06     No Undisclosed Liabilities

         Except as set forth in Section 2.06 of the Disclosure Schedules or in the Financial Statements, the Elset Activity and/or Accom Poland does not have any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise and whether due or to become due) of a type which would be required to be reflected or reserved against in a balance sheet in accordance with generally accepted accounting principles. Except as aforesaid and as set forth in Section
         2.06 of the Disclosure Schedule, Seller knows of no basis for the assertion against the Company or the Elset Activity or Accom Poland of any liability or obligation not incurred in the ordinary course of business and consistent with past practice.

2.07     Absence of Certain Changes

         (a) Except as and to the extent set forth in Section 2.07 of the Disclosure Schedules, since October 31, 1999, the Elset Activity and/or Accom Poland has not:

                  (i) Suffered any material change in its working capital, financial condition, assets, liabilities or operations or, on the best knowledge of Seller, received information in respect of any customers or suppliers of the Company or the Elset Activity or of Accom Poland, that could have a material adverse affect on the prospects of the Elset Activity or the Elset Business Assets or Accom Poland, nor has the Company or the Elset Activity or Accom Poland
                           experienced any labor difficulty or suffered any casualty loss (whether or not insured).

                  (ii) Made any change in its business or operations or in the manner of conducting its business other than changes in the ordinary course of business.

                  (iii) Permitted or allowed any of the Elset Business Assets or Accom Poland's assets to be mortgaged, pledged or subjected to any lien, encumbrance, restriction or charge of any kind except Permitted Liens (as defined in Section 2.09 hereof).

                  (iv) Written off or determined to write off as uncollectible any of its notes or accounts receivable or any portion thereof, except for immaterial write-offs in the ordinary course of business, consistent with past practice.

                  (v) Canceled any debts or claims, or waived any rights, of substantial value.

                  (vi) Sold, transferred or conveyed any of the Elset Business Assets or Accom Poland's assets, except in the ordinary course of business and consistent with past practice.

                  (vii) Disposed of or permitted to lapse, or, to the best knowledge of Seller, otherwise failed to preserve, any Proprietary Rights (as defined in Section 2.13 hereof), disposed of or permitted to lapse any license, permit or other form of authorization, or disposed of or disclosed to any person other than authorized representatives of Purchaser, any trade secret, formula, process or know-how.

                  (viii) Granted or promised any increase in the compensation of any employee involved with the Elset Activity or the activity of Accom Poland (including, without limitation, any increase pursuant to any bonus, pension, profit sharing or other plan or commitments) or instituted or adopted any new benefit programs, plans or other arrangements as are customary on a periodic basis or required by agreement or understanding.

                  (ix) Made any pension, retirement, profit sharing, bonus or other employee welfare or benefit payment to any Elset Activity employee or Accom Poland's employee, except for such payment's made in the ordinary course of business.

                  (x)      Entered into any lease of real or personal property.

                  (xi) Terminated or amended or suffered the termination or amendment of, or to the best knowledge of Seller, failed to perform in all material respects all of its obligations (including any and all obligations to customers), or suffered or permitted any material default to exist, under any contract, lease, agreement or license.

                  (xii) Become aware of the intention of any of the employees or workers of Accom Poland who is engaged in research and development to terminate his or her employment or other contractual work relationship.

                  (xiii) Agreed, whether in writing or otherwise, to take any action described in this Section 2.07(a).

         (b) Except as and to the extent set forth in Section 2.07 of the Disclosure Schedule, since October 31, 1999, Seller has not made any capital expenditures, commitments or projections for additions to property, plant, equipment or intangible capital assets connected to the Elset Activity or Accom Poland.

2.08     Certain Tax Matters

         (a) Seller and Accom Poland have duly filed all Tax Returns (as hereinafter defined) required to be filed by it in connection with the Elset Activity and the activity of Accom Poland. All such Tax Returns are true, correct and complete, and Seller and Accom Poland have duly paid or made provision for the payment of all Taxes (as hereinafter defined) which are due, will be due, or are claimed to be due from it arising from the Elset Activity or the Elset Business Assets or Accom Poland's activity by any authority. There are no liens with respect to Taxes upon any of the Elset Business Assets and Accom Poland's assets, other than with respect to Taxes not yet due.

         (b) For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real and personal and intangible property, purchase tax, municipal tax, value added tax, transfer, license, payroll and franchise taxes, imposed by the United States (particularly in the States of Delaware and California), Germany, Poland or any other foreign government or subdivision or agency thereof; and such include any interest, penalties or additions to tax attributable to such assessments. For purposes of this Agreement the term "Tax Return" shall mean any report, return or other information required to be supplied to a taxing authority in connection with Taxes.

2.09     Title to Properties: Encumbrances.

         Seller, through its direct or indirect wholly-owned subsidiaries (including Accom Poland), has the sole, valid and marketable title to all of the Elset Business Assets and Accom Poland's assets, free and clear of any and all Liens except Permitted Liens (as those terms are hereinafter defined), other than Liens set forth in Section 2.09(a) of the Disclosure Schedule which shall be released or removed as of the Closing Date. Upon consummation of the purchase of the Elset Business Assets contemplated hereby, Seller will deliver to the Purchaser good, valid and marketable title to all of such Elset Business Assets, free and clear of any and all Liens except Permitted Liens. The term "Liens" shall mean any mortgage, pledge, lien, security interest, conditional sale agreement, easement, leasehold, interest, license, restriction, charge, claim, liability for payment or other encumbrance or commitment or obligation of any kind (whether absolute, accrued, contingent or otherwise). The term "Permitted Liens" shall mean (a) liens as set forth in Section 2.09(b) of the Disclosure Schedule, and (b) minor imperfections of title and encumbrances, if any, which are not substantial in amount, do not materially detract from the value of the property subject thereto and do not impair the use of the Elset Business Assets or the business and operations of the Elset Activity or Accom Poland.

2.10     Millennium Compliance.

         All of the Seller's Elset Business Assets, and the assets owned or operated by Accom Poland and products currently under development, will record, store, process and calculate and present calendar dates falling on and after January 1, 2000, and will calculate any information dependent on or relating to such dates, in the same manner and with the same functionality, data integrity and performance as the products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively "Year 2000 Compliant"). The Elset Business Assets and the assets of Accom Poland will lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000. All of the Elset Activity's internal computer systems and Accom Poland's internal computer systems, including without limitation, its accounting systems, are Year 2000 Compliant. Seller has not given to third parties, including to its customers and distributors, any representations regarding Year 2000 Compliance that are not true and correct.

2.11     Equipment and Fixed Assets

         Seller has used the equipment and fixed assets being sold to Purchaser hereunder in its operation of the Elset Business and such equipment and fixed assets currently are in good operating condition sufficient for use in the Elset Business. Seller is not aware of any significant problems with such equipment and fixed assets. Except as set forth above, all equipment and fixed assets of the Elset Business being sold to Purchaser hereunder are being sold on an "As Is, Where Is" basis, and Seller makes no other representations regarding the quality, usability or salability of such items.

2.12     Leases

         Section 2.12 of the Disclosure Schedule contains an accurate and complete list of each lease and all amendments and modifications thereof (the "Leases") pursuant to which the Seller or Accom Poland leases for the Elset Activity or other activity of Accom Poland real or personal property. True and accurate copies of all Leases have been previously delivered to Purchaser. To the best knowledge of Seller, there exists no material event of default with respect to any of the Leases by any party thereto, nor any event which with notice or lapse of time or both would constitute a material event of default thereunder. All such Leases are, and notwithstanding any assignment thereof to Purchaser will be, valid, binding and enforceable in accordance with their respective terms and in full force and effect, subject to obtaining any requisite consents of third parties as specified in Section 2.12 of the Disclosure Schedule.

2.13     Proprietary Rights; Computer Programs, Databases and Software

         (i) Section 2.13 of the Disclosure Schedule contains a complete list and an accurate description of patents, patent applications, copyrights and copyright registrations (if such property rights exist), and all applications therefore, inventions, trade secrets, confidential processes and formulae, and all other similar rights presently owned or held by the Elset Activity and /or by Accom Poland or with respect to which Seller and/or Accom Poland own(s) or hold(s) any license or other direct or indirect interest (collectively, the "Proprietary Rights") in relation to the Elset Activity or activity of Accom Poland; and no other Proprietary Rights are used in or, to the best knowledge of Seller, are necessary for the conduct of the Elset Activity and/or the activity of Accom Poland as presently conducted, other than as set forth in
                  Section  1.01(c)  of the

                  Disclosure Schedule. To the best knowledge of Seller, no Proprietary Rights or know-how and in process know-how used by the Elset Activity and/or Accom Poland, and no services or products sold by the Elset Activity and/or Accom Poland, conflict with or infringe any similar rights ("Third Party Proprietary Rights") or services or products of any other person. Except as set forth in Section 2.13 of the Disclosure Schedule, no claims have been asserted by any person with respect to the ownership, validity, license or use of the Proprietary Rights or the production, provision or sale of any services or products by the Elset Activity and/or by Accom Poland, and, to the best knowledge of Seller, there is no basis for any such claim and Seller knows of no intention to file such claim. In addition, with respect to Proprietary Rights, Seller has not initiated any claims related thereto; no claims or notices of claims relating to Third Party Proprietary Rights have been received by either Seller or Accom Poland; and neither Seller nor Accom Poland has received any indication, whether verbally or in writing, that such claims may be asserted against Seller or Accom Poland in the future. Seller and/or Accom Poland has(ve) taken all reasonable measures to maintain and protect the Proprietary Rights. Seller has, and upon consummation of the sale of the Elset Business Assets contemplated hereby, will deliver to the Purchaser, the right to produce, provide and sell the services and products produced, provided and sold by the Elset Activity, and to conduct its business as heretofore conducted, and the consummation of the transactions contemplated hereby will not alter or impair such rights. The instruments of assignment to be delivered by Seller to Purchaser at the Closing pursuant to which Seller will assign all such Proprietary Rights will be duly executed and, if required to be filed, will be in form suitable for filing.

         (b) Section 2.13(a) of the Disclosure Schedule accurately identifies all computer programs, databases and software owned, sold, licensed, leased or otherwise used in connection with the Elset Activity or the activity of Accom Poland , whether purchased or internally developed. Other than as set forth in Section 1.01(c) and Section 2.13(b) of the Disclosure Schedules, Seller has, and is assigning to Purchaser as part of the Elset Business Assets, computer programs, databases and software (including codes) which are sufficient and adequate to operate the Elset Activity. Seller has, and is assigning to Purchaser as part of the Elset Business Assets, documentation in reasonable detail relating to all such scheduled computer programs, databases and software (including codes) being assigned to Purchaser as part of the Elset Business Assets. Except as set forth in the Disclosure Schedule, all such scheduled computer programs, databases and software and the source codes thereof have been maintained only at Seller's offices. Section 2.13 of the Disclosure Schedule identifies each person to whom Seller has, since January 1, 1996 sold, licensed, leased or otherwise transferred or granted any interest or rights to any of its computer programs, databases or software used in connection with the Elset Activity or activity  of  Accom  Poland  and the date of each  such  sale, license, lease or other transfer or grant. Seller has previously delivered to Purchaser complete and accurate copies of all documents relating to each such sale, license, lease or other transfer or grant.

2.14     Litigation

         Section 2.14 of the Disclosure Schedule sets forth a complete list and an accurate description of all claims, actions suits, proceedings and investigations pending and, to the best knowledge of Seller, threatened by or against Seller. Except as set forth in Section 2.14 of the Disclosure Schedule, no such pending or threatened claims, actions, suits, proceedings or investigations, if adversely determined, would individually or in the aggregate materially adversely affect the business, financial condition, results of operations or prospects of the Elset Activity or Accom Poland or the transactions contemplated hereby. Seller knows of no valid basis for any such claim, action, suit, proceeding or investigation and no such claim, action, suit, proceeding or investigation has been pending during the three year period preceding the date of this Agreement.

2.15     Insurance

         Section 2.15 of the Disclosure Schedule sets forth a complete and accurate list of all policies (including their respective expiration dates) of fire, liability, product liability, health, title and other forms of insurance presently in effect with respect to the Elset Activity or Accom Poland. To the best knowledge of Seller, all such policies are valid, outstanding and enforceable and provide insurance coverage for the properties, assets and operations of the Elset Activity or Accom Poland of the kinds, in the amounts and against risks customarily maintained by organizations similarly situated and upon Closing, Seller shall deliver and assign to Purchaser (to the extent assignable) such policies (with consent of the respective insurance companies, to the extent required), or, at the Purchaser's request, shall cause the termination of those policies identified by the Purchaser in such request, which termination shall come into effect no earlier than 30 days after the Date of Closing. Except as set forth in
         Section 2.15 of the Disclosure Schedule, Seller has not designated any risk as being self-insured or set aside any amount of reserve to cover such risk.

2.16     Employee Benefit Plans

         Section 2.16 of the Disclosure Schedule contains an accurate list of each of the Elset Activity Employee's and the employees of Accom
         Poland's benefit plans or other deferred compensation, incentive compensation, stock purchase, stock option, pension, profit sharing or retirement plan, arrangement, and each other employee benefit plan or arrangement, whether formal or informal, and whether legally binding or not, maintained or contributed to by the Seller and/or Accom Poland covering the Elset-Activity's employees and/or Accom Poland's employees (collectively, the "Employee Benefit Plans"). Sections 2.16 of the Disclosure Schedule sets forth the annual amount accrued or payable (including for final salaries, severance, commissions, accrued but unpaid vacation days and so forth) for the fiscal year ended December 31, 1999 under the Employee Benefit Plans, which amounts shall be paid in their entirety by Seller. Neither Seller nor Accom Poland has any formal plans or commitments, whether legally binding or not, to create any additional plan, agreement or arrangement or modify or change any existing Employee Benefit Plan that would affect any of the Elset Activity's employees and/or Accom Poland's employees.

2.17     Bank and Safe Deposit Boxes

         Section 2.17 of the Disclosure Schedule contains a correct and complete list of each bank account and safe deposit box maintained by the Elset Activity which will be transferred to the Purchaser and the names of all persons authorized to deal with such accounts and safe deposit boxes.

2.18     Contracts and Commitments

         Section 2.18 of the Disclosure Schedule contains a list of each contract, agreement of understanding whether written or oral (including any amendments thereto) that relate to Accom Poland and/or the Elset Activity and to which Accom Poland and/or the Company or the Elset
         Activity is(are) (a) party(ies) or to which either of them may be subject (collectively, the "Commitments").

         (a)     Except as set forth in Section 2.18 of the Disclosure Schedule:

                  (i) Neither Seller nor Accom Poland is a party to any contract, commitment, arrangement or understanding, including, without limitation, any written or verbal price concession agreement, and which is not cancelable without penalty or premium by the Seller or its successors on 90 days notice or less;

                  (ii) Subject to obtaining any requisite consents of third parties as specified in Section 2.26 hereof, the legal enforceability of the contracts, commitments, arrangements and understandings referred to in
                           Section 2.18(a)(i) hereof after the Closing will not be affected in any manner by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby;

                  (iii) There are no outstanding contracts or commitments, which at the time of their execution, were projected to result in a gross margin contribution of less than 35% to the Seller's Elset Activity or the activity of Accom Poland;

                  (iv) Neither Seller nor Accom Poland is involved or bound by (with regard to the Elset Activity) (A) any outstanding contracts with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by the Company and/or Accom Poland on notice of no longer than 90 days and without liability, penalty or premium or (B) any agreements that contain any severance or termination pay, liabilities or obligations;

                  (v) Neither Seller nor Accom Poland has given any power of attorney (whether revocable or irrevocable) to any person, firm or corporation for any purpose whatsoever with regard to the Elset Activity; and

                  (vi) Neither Seller nor Accom Poland is in default, and, to the best knowledge of Seller, there is no basis for any valid claim of default, in any material respect, under any of its contracts, commitments, arrangements or understandings.

         (b) True and correct copies of all contracts, commitments, arrangements and understandings, and true and correct descriptions of any verbal contracts, commitments, arrangements or understandings, set forth in Section 2.18 of the Disclosure Schedule have heretofore been delivered by Seller to Purchaser.

2.19     Customers and Suppliers

         Section 2.19 of the Disclosure Schedule contains an accurate and complete list of the names and addresses of all of the customers of the Seller relating to the Elset Activity and the suppliers to the Seller that relate to the Elset Activity, in terms of purchased supplies, equipment or services during the twelve months preceding December 31, 1999 as well as the names and addresses of all of the customers and suppliers of Accom Poland, in terms of purchased supplies, equipment or services during the twelve months preceding December 31, 1999. Except as set forth in Section 2.19 of the Disclosure Schedule, during the aforesaid twelve month period neither the Seller nor Accom Poland has been notified by any customer of any material defect and dissatisfaction with a purchased system, which customer subsequently requested return of a system to Seller and/or Accom Poland under Seller's and/or Accom Poland's warranty.

2.20     Personnel

         Section 2.20 of the Disclosure Schedule sets forth the names, ages and titles of all Accom Poland's employees and employees related to the Elset Activity and the accrued vacation time of each such employee as of the most recent practicable date. The employment terms of such employees are as set forth in the employment agreements previously provided by Seller to Purchaser. Seller is not in default with respect to any of its obligations to its employees that relate to the Elset Activity and Accom Poland is not in default with respect to any of its obligations that relate to Accom Poland's employees.

2.21     Labor Relations

         Except as and to the extent set forth in Section 2.21 of the Disclosure
         Schedule: (a) no collective bargaining agreement currently covers (nor has any, in the past covered) Accom Poland's employees and/or any employees of the Company that relate to the Elset Activity, nor is any currently being negotiated by Seller and/or Accom Poland and, to the best knowledge of Seller, no attempt to organize any group or all of the Accom Poland's employees and/or the employees of the Company that relate to the

         Elset Activity has been made or proposed; (b) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the best knowledge of Seller, threatened against or involving the Elset Activity and/or Accom Poland; (c) to the best knowledge of Seller, each of the Company and Accom Poland Sp. z o.o. is in compliance with all laws respecting employment and employment practices, terms and conditions of employment and wages and hours for Accom Poland's employees and those employees relating to the Elset Activity; (d) Seller has not received notice of the intent of any governmental agency responsible for the enforcement of labor or employment laws to conduct an investigation of or relating to the Elset Activity or Accom Poland and, to the best knowledge of Seller, no such investigation is in progress; (e) no private agreement restricts the Company from relocating, closing or terminating any of its Elset Activity operations or facilities or Accom Poland's operations or facilities; and (f) the Elset Activity and Accom Poland's activity have not in the past five years experienced any work stoppage or other labor difficulty or committed any unfair labor practice.

2.22     Environmental Protection

         Except as set forth in Section 2.22 of the Disclosure Schedule, to the best knowledge of Seller, Seller and Accom Poland have obtained all permits, licenses and other authorizations which are required with respect to the operation of Accom Poland and/or operations of the Elset Activity under all applicable laws relating to pollution or protection of the environment (the "Environmental Laws").

2.23     No Breach

         Except as set forth in Section 2.23 of the Disclosure Schedule, each arrangement (whether evidenced by a written document or otherwise and of whatever type) referred to in this Agreement and listed in the Disclosure Schedule, under which Seller has any right, interest or obligation relating to the Elset Activity, is, except as specifically indicated herein or in the Disclosure Schedule describing such arrangement, in full force and effect in all material respects; except as set forth in Section 2.23 of the Disclosure Schedule, there are not outstanding disputes thereunder or, to the best knowledge of Seller, threatened cancellations thereof and Seller has not breached any provision of, nor does there exist any default in any material respect of, or event (including the execution and delivery of this Agreement and the other agreements, documents and instruments to be executed and delivered by Seller pursuant hereto and the consummation of the transactions contemplated hereby and thereby) which with the giving of notice or the passage of time or both would become a breach or default in any material respect of, the terms of any such arrangement.

2.24     Compliance with Applicable Law

         Except as set forth in Section 2.24 of the Disclosure Schedule, the Company and Accom Poland have, to the best knowledge of Seller, for at least the last three years duly complied, and is presently duly complying, in all material respects, with respect to the operations, equipment and all other property, leases, practices and all other aspects of the Elset Activity or activity of Accom Poland, with all applicable laws

         (whether   statutory  or   otherwise),   rules,   regulations,   orders
         ordinances,   judgment   or  decrees  of  all   relevant   governmental
         authorities.

2.25     Assets Necessary to the Elset Activity and activity of Accom Poland

         Except as set forth in Section 2.25 of the Disclosure Schedule, Seller and Accom Poland have good, valid and marketable title to all properties and assets, real, personal and mixed, tangible and intangible, is a party to all leases, licenses and other agreements, and holds all authorizations, permits and approvals of all applicable Governmental Agencies and other third parties, to the best knowledge of Seller reasonably necessary to permit it and, after the Closing, Purchaser to carry on the Elset Activity and activity of Accom Poland as presently conducted, and the Elset Business Assets include all properties and assets, real, personal and mixed, tangible and intangible, all leases contracts and other agreements, and all authorizations, permits and approvals currently used by or useful to the Seller in the operation of the Elset Activity.

2.26     Consents

         A list and description of all consents, approvals, authorizations or orders of any Governmental Agency or other third parties necessary for the authorization, execution and delivery by Seller of this Agreement and the other agreements, documents and instruments to be executed and delivered by Seller pursuant hereto and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the sale, conveyance, assignment, transfer and delivery of the Elset Business Assets and the shares of Accom Poland to Purchaser, is set forth in Section 2.26 of the Disclosure Schedule.

2.27     Disclosure

         No representation or warranty to Purchaser contained in this Agreement, and no statement contained in the Disclosure Schedule or any certificate, document or instrument delivered by Seller to Purchaser at Closing pursuant hereto to the best knowledge of Seller contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein complete and not misleading.

2.28     Accom Poland

         Accom Poland has been properly registered and validly exists under the laws of Poland, and subject to the disclosures set forth in Section
         2.28 of the Disclosure Schedule, may carry on its business in Poland and own and possess property. In addition, Seller represents that:

         1) Accom Poland has been registered in the Commercial Register with the District Court in Szczecin, Business Division, under number RHB 4841;

         2) The share capital of Accom Poland consists of 1 (one) share and amounts to PLN 69,208.00 (sixty nine thousand two hundred and eight zloties);

         3) The only one share in Accom Poland's share capital has been fully paid up and is owned directly by Accom Virtual Studio Inc. with its registered office in Delaware (USA);

         4)   The  only  share  of  Accom   Poland  is  free  of  any   charges,
              encumbrances, or other rights of third parties. Accom Poland is not under a duty to issue any new shares;

         5) Accom Poland's Articles of Association dated 28 November 1995 (with 5 January 1996 amendment) are currently binding;

         6) Accom Poland is not an owner or perpetual usufructuary of real estate;

         7) No liquidation, composition or similar proceedings have been commenced against Accom Poland;

         8) There is no pending claim, action, investigation or proceeding of any kind against Accom Poland or in which Accom Poland is a party, with an exception of tax proceedings (VAT);

         9) Neither the conclusion of this Agreement nor the performance hereof violates the Articles of Association of Accom Poland, causes the loss of any of Accom Poland's significant rights or results in any encumbrance or charge on Accom Poland assets; provided, that all taxes due on the transaction are paid on time and all notifications are filed as required by law; and

         10) Upon consummation of the conditional contract for the purchase of all shares of Accom Poland, the Purchaser will acquire an unfettered right to the good and valid title to all shares of Accom Poland, free and clear of all liens, charges, encumbrances, preemptive rights and other claims and, upon delivery of the shares of Accom Poland, Purchaser will acquire such good and valid title to all shares of Accom Poland, free and clear of all liens, charges, encumbrances, preemptive rights and other claims.

                                   ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF PURCHASER AND ORAD

         Each of Purchaser and Orad hereby represents and warrants to Seller as follows:

3.01     Organization

         Purchaser is a company duly organized, validly existing and in good standing under the laws of The Netherlands, and has all requisite power and authority to carry on its business as it is now being conducted, and to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. Orad is a company duly organized, validly existing and in good standing under the laws of the

         State of Israel, and has all requisite power and authority to carry on its business as it is now being conducted, and to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

3.02     Corporate Power and Authority: Effect of Agreement

         The execution, delivery and performance by Purchaser and Orad of this Agreement and the consummation by Purchaser and Orad of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser and Orad. This
         Agreement, together with all the Exhibits hereto, has been duly and validly executed and delivered by Purchaser and Orad and constitutes the valid and binding obligation of Purchaser and Orad, enforceable in accordance with its terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency or other similar laws relating to creditors' rights generally, and (ii) is subject to general principles of equity. The execution, delivery and performance by Purchaser and Orad of this Agreement, together with all the Exhibits hereto, and the consummation by Purchaser and Orad of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, subject to obtaining any required consents, approvals, authorizations or exemptions, (i) violate any provision of law, rule or regulation to which Purchaser or Orad is subject, (ii) violate any order, judgment or decree applicable to Purchaser or Orad or (iii) conflict with, or result in a breach or default under, any term or condition of the Memorandum and/or Articles of Association of Purchaser or Orad, or any agreement or other instrument to which Purchaser or Orad is a party or by which either or them may bound; except, in each case, for violations, conflicts, breaches or defaults which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.

3.03     Consents

         Except  for  the  approval  of the  Polish  Office  for  Protection  of
         Competition and Consumers necessary for the acquisition of the shares of Accom Poland, no consent, approval or authorization of, or exemption by, or filing with, any governmental or regulatory authority is required in connection with the execution, delivery and performance by Purchaser or Orad of this Agreement or the taking of any other action contemplated hereby, excluding, however, consents, approvals, authorizations, exemptions, waivers and filings, if any, which Seller is required to obtain or make.

3.04     Availability of Funds

         Purchaser  has  available  and will have  available on the Closing Date
         sufficient   funds  to  enable  it  to  consummate   the   transactions
         contemplated by this Agreement.

3.05     Capitalization

         The authorized capital stock of Orad consists of the following: a total of 20,000,000 authorized Ordinary Shares (NIS 0.01 par value) of which 9,843,445 shares are issued and outstanding. Except for 418,291 Ordinary Shares reserved for issuance under Orad's employee stock option plans, under which options to purchase all such shares are outstanding, and except for a warrant issued to Intel Atlantic Inc. to purchase 171,720 Ordinary Shares of Orad, there are no options, warrants, conversion privileges or other agreements or rights presently outstanding to purchase any securities of Orad. There are no rights of first refusal or other rights to purchase with respect to any outstanding shares of Orad's capital stock or other securities, or any shares of capital stock issuable upon exercise, conversion or exchange thereof, pursuant to any agreement or commitment of Orad.

                                   ARTICLE IV

                               COVENANTS OF SELLER

         Seller hereby covenants and agrees with Purchaser as follows:

4.01     Cooperation and Assignments

         Seller will use commercially reasonable efforts, and will cooperate with Purchaser, to secure for itself and on behalf of Accom Poland all necessary consents, approvals, authorizations, exemptions (including those from any required governmental bodies) and waivers from employees and third parties as are set forth in Section 2.26 of the Disclosure Schedule or as shall otherwise be required in order to enable Seller to effect the transactions contemplated hereby and will use its commercially reasonable efforts to cause the consummation of such transactions with the terms and conditions hereof.

         Notwithstanding anything herein to the contrary, to the extent the assignment of any right to be assigned to Purchaser pursuant to the provisions hereof shall require the consent of any other party, this Agreement shall not constitute a breach thereof or create rights in others not desired by Purchaser. If any such consent is not obtained, Seller shall cooperate with Purchaser in any commercially reasonable arrangement designed to provide for Purchaser the benefit of any such right, including enforcement of any and all rights of Seller against the other party to any contract arising out of the breach or cancellation thereof by such party or otherwise.

4.02     Conduct of Business

         Except as may be otherwise contemplated by this Agreement or required by any of the documents listed in Section 4.02 of the Disclosure Schedule or except as Purchaser may otherwise consent to in writing between the date hereof and the Closing Date, Seller and Accom Poland shall:

         (i) in all material respects, operate their businesses only in the ordinary course;

         (ii) maintain the Elset Activity's and Accom Poland's fixed assets and other equipment as a whole in good operating condition and repair sufficient to enable Purchaser to operate it in all the manners in which it was operated immediately prior to the date hereof, except for maintenance required by reason of fire, flood or other acts of G-d;

         (iii) continue all material existing policies of insurance (or comparable insurance) of or relating to the Elset Activity and to Accom Poland in full force and effect; and

         (iv) use commercially reasonable efforts to preserve its relationships with the Elset Activity's and Accom Poland's suppliers, customers, licensors and licensees and others having material business dealings with it such that its business will not be substantially impaired.

4.03     Access

         Between the date hereof and the Closing (if the Closing Date is not the date hereof), Seller for itself and on behalf of Accom Poland shall provide Purchaser with such information as Purchaser may from time to time reasonably request with respect to the Elset Activity and the activity of Accom Poland and the transactions contemplated by this Agreement. Any disclosure whatsoever during such investigation by Purchaser shall not constitute an enlargement of or additional warranties or representations of Seller beyond specifically set forth in this Agreement.

4.04     Right of Endorsement

         From and after the Closing Date, Purchaser shall have the right and authority to endorse, without recourse, the name of Seller or on any check or any other evidence of indebtedness received by Purchaser and to which it is entitled on account of any receivable or other asset transferred by Seller pursuant hereto, and Seller shall deliver to Purchaser at the Closing, documents sufficient to permit Purchaser to deposit such checks or other evidences of indebtedness in bank accounts in the name of Purchaser.

4.05     Post-Closing Payments

         Seller shall remit in cash to Purchaser, promptly at the receipt of the cash, the proceeds of all checks and other payments for products sold or services provided by Purchaser following the Closing Date coming into the possession of Seller. Purchaser shall remit in cash to Seller, promptly at the receipt of the cash, the proceeds of all checks and other payments for products sold or services provided by Seller on or prior to the Closing Date coming into the possession of Purchaser.

4.06     Agreement with Employees

         Seller shall use commercially reasonable efforts to enable the Purchaser to assume and continue the employment agreements with Seller's employees listed in Section 4.06 of the Disclosure Schedules.

         Seller shall also use reasonable efforts to cause that the employment agreements concluded by Accom Poland shall continue after the purchase of shares of Accom Poland by Purchaser.

4.07 Transfer of Seller's Customer Agreements; Termination of Agents and Distributors

         Seller shall cause, complete and effect the Assignment of the agreements between the Seller and its customers (those agreements with such customers as are set forth in Section 2.19 of the Disclosure Schedule), all of such agreements to be assigned to Purchaser under the same terms and conditions as were in effect prior to the Assignment.

         Furthermore, and except as otherwise agreed in writing between the parties, effective as of the Closing Date, Seller shall give a 15-day notice of termination of all agreements with and obligations with respect to sales agents and distributors relating to the Elset Activity. In addition, for a period of two years from the date hereof, the Seller's management will assist Purchaser, as may be reasonably requested from time to time by Purchaser, to maintain relations with the Elset Activity's customers to be assigned to Purchaser and, to the extent it may do so and is necessary, shall assign such customer agreements to Purchaser.

4.08     [Intentionally Reserved]

4.09     Non-Competition

         (i)      During the period from and after the Closing  Date until three
                  (3) years thereafter, neither the Seller, the Seller's subsidiaries (specifically including those corporate entities that are signatories hereto), Mr. Junaid Sheikh, nor Mr.
                  Lionel Allan shall, directly or indirectly, engage in a business or enterprise (either as a proprietor, partner, joint venturer, agent, consultant, or controlling stockholder) in the development, manufacture or marketing of any Competing Products (as defined below) and during such period shall not solicit or attempt to solicit sales or licenses of any Competing Products, interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between Purchaser and its customers, suppliers, agents, consultants, officers or employees relating to the Elset Business Assets or activity of Accom Poland, as currently conducted on the date hereof.

      (ii) The phrase "Competing Products" as used herein means any and all virtual-set products currently developed, manufactured or marketed by the Seller or any other virtual set, including the virtual set-related graphics and on-air graphics packages relating thereto.

      (iii) For so long as the Purchaser shall remain the owner of the Elset Business Assets and the owner of Accom Poland, Seller agrees not to use the "Elset" tradename, trademark or servicemark, as applicable, with respect to any of the Seller's products or any of the Seller's communications with customers, except as may specifically be agreed to in writing by the Purchaser or to explain to such persons the sale of the business to the Purchaser.

      (iv) It is the desire and intent of the parties that the provisions of this Section 4.09 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.

      (v) If any particular provisions or portion of this Section 4.09 shall be adjudicated to be invalid or unenforceable, this paragraph shall be deemed amended to delete therefrom such provision or portion thereof adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of this paragraph in the particular jurisdiction in which such adjudication is made.

      (vi) If there is a breach or threatened breach of the provisions of this Section 4.09, Purchaser shall be entitled to seek an injunction restraining Seller from such breach without the necessity of proof of special damages. Nothing herein shall be construed as prohibiting Purchaser from pursuing any other remedies for such breach or threatened breach.

4.10     Publicity

         Each party agrees that no publicity release or announcement concerning the transactions contemplated hereby shall be issued without the advance approval of the form and substance thereof by the other party hereto, except as may be required by law.

4.11     Confidentiality

         At all times after the Closing Date, Seller shall retain in strictest confidence, and shall not use for its benefit or for the benefit of others, all confidential information comprising or related to the Elset Business Assets and Accom Poland, including, without limitation, technology, know-how, trade secrets, customer lists transferred hereby to Purchaser, principal policies, marketing plans or strategies, product development techniques or plans, or technical processes, designs and design projects respecting the Elset Business Assets and Accom Poland.

         In addition, Seller and Purchaser have entered into a Non-Disclosure and No-Hire Agreement, dated as of December 9, 1999, and attached hereto as Exhibit E. That agreement shall remain in full force and effect and all other parties signatories hereto shall, to the extent applicable, agree to abide by its terms and conditions.

4.12     Further Assurance

         At any time or from time to time after the Closing Date, Seller shall, at the request of Purchaser, execute and deliver any further instruments or documents and take all such further action as Purchaser may reasonably request in order to transfer to and vest in Purchaser all of Seller's right, title and interest in and to all of the Elset Business Assets and the shares of Accom Poland (following the transfer of such shares).

4.13     Transition Assistance

         Following  the date of the Closing,  Seller and Mr. Junaid Sheikh agree
         (i) to forward to the Purchaser all current and future leads for virtual studio sales and customers, and (ii) to participate in or facilitate introductory meetings for the current install base as of the Closing, as reasonably requested by the Purchaser.

                                    ARTICLE V

                             COVENANTS OF PURCHASER

         Purchaser hereby covenants and agrees with Seller as follows:

5.01     Cooperation and Assumption

         Purchaser and Orad will use their best efforts, and will cooperate with Seller, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable Purchaser and Orad to effect the transactions contemplated hereby, and will otherwise use their respective best efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof.

5.02     Further Assurances

         At any time after the Closing Date, Purchaser shall, at the request of Seller, and as consented to by Purchaser, execute and deliver any such further instruments or documents and take all such further action as Seller may reasonably request in order to release, discharge and hold harmless Seller and its subsidiaries from any and all liabilities or obligations arising out of or in connection with any of the Assumed Obligations.

                                   ARTICLE VI

                      CONDITIONS TO PURCHASER'S OBLIGATIONS

         The obligation of Purchaser to purchase the Elset Business Assets and assume the Assumed Obligations (as defined in Section 1.08 above) as well as to enter into the conditional agreement for the purchase of shares of Accom Poland shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions:

6.01     Representations, Warranties and Covenants of Seller

         Seller and its subsidiaries shall have complied in all material respects with all of its agreements and covenants contained herein to be performed at or prior to the Closing Date, and all the representations and warranties of Seller and its subsidiaries contained herein shall be true in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except as otherwise contemplated hereby, and except to the extent that such representations and warranties were made as of a specified date, and except to the extent that any failure of such representations and warranties to be true as aforesaid when taken in the aggregate would not materially and adversely affect the business, value or financial condition of the Elset Business Assets and/or Accom Poland.

6.02     No Prohibition

         No statute, rule or regulation or order of any court or administrative agency shall be in effect which restrains or prohibits Purchaser from consummating the transactions contemplated hereby.

6.03     Performance

         Seller and its subsidiaries shall have performed and complied, in all material respects, with all agreements, covenants, obligations and conditions required by this Agreement to be so performed or complied with by Seller prior to or at the Closing.

6.04     Officers' Certificates

         Seller shall have delivered to Purchaser a certificate, dated the Closing Date and executed by its President, Vice President or other duly authorized officer of the Company, certifying as to the fulfillment of the conditions set forth in Sections 6.01, 6.02 and 6.03 and 6.13.

6.05     Opinion of Counsel to Seller

         Purchaser shall have received an opinion of Gibson, Dunn & Crutcher LLP, United States counsel to Seller, an opinion of Mrs. Danuta Janczak, Partner of Ernst & Young LLP, Polish counsel to Seller, and an opinion of Lovells, Boesebeck, Droste, German counsel to Seller each dated the Closing Date, in the form of Exhibit F annexed hereto (for the U.S. opinion) and, with respect to the Polish and German opinions, in such other form as may be reasonably acceptable to Purchaser and its counsel.

6.06     Resolutions

         Seller and Accom Virtual Studio Inc., a Delaware corporation, shall deliver to the Purchaser true and correct copies of resolutions of their respective boards of directors approving this Agreement, the exhibits and schedules and the transactions contemplated hereby and thereby, substantially in the form attached hereto as Exhibit G annexed hereto.

6.07     Documents

         The bill of sale, deeds, instruments of assignment and all other documents to be delivered by Seller to Purchaser at the Closing shall be in form and substance reasonably satisfactory to Purchaser.

         As regards the purchase of shares of Accom Poland, Purchaser and Accom Virtual Studio shall enter, on the Closing Date, into the conditional share sale agreement as described in Section 1.01. above.

6.08     Consents

         Except for the approval of the Polish Office for Protection of Competition and Consumers necessary for the acquisition of the shares of Accom Poland, Purchaser shall have received copies of all consents, approvals, authorizations and orders referred to in Section 4.01 hereof and listed in Section 2.26 of the Disclosure Schedule, all of which shall be in form and substance reasonably satisfactory to Purchaser and shall continue to be in full force and effect.

6.09     No Liabilities

         As of the Closing Date, Seller shall have paid, or made provisions for paying, and shall have caused Accom Virtual Studio or Accom Poland to pay or to have made provisions for paying all outstanding liabilities of Accom Poland and/or related to shares of Accom Poland and/or relating to the Elset Business Assets in respect of all trade debts, other debts, liabilities to employees, Taxes and so forth such that all Elset Business Assets and/or the shares of Accom Poland are transferred to Purchaser hereunder free and clear of any liabilities whatsoever.

6.10     No Injunction

         There shall not be in effect on the Closing Date any judgment, order, injunction or decree of any court enjoining consummation of the transactions contemplated by this Agreement.

6.11     No Government Proceeding or Litigation

         There shall not be threatened, instituted or pending any suit, action, investigation, inquiry or other proceeding by or before any governmental or other regulatory administrative agency or commission
         (other than the issue relating to the Polish taxes disclosed to Purchaser) which in the reasonable judgment of Purchaser may have a material adverse effect on the financial condition, results of operation or prospects of the Elset Activity and/or the activity of Accom Poland and/or the Elset Business Assets being purchased by Purchaser pursuant hereto.

6.12     [Intentionally Reserved]

6.13     [Intentionally Reserved]

6.14     Transfer of Employees

         Any and all current employees, involved in the research and development, marketing, sales and support projects of the Elset Activity, and all work related thereto (other than those employees referenced in Section 6.15 herein), shall have agreed to become employees of Purchaser.

6.15     Agreement with Employees

         Purchaser shall have entered into Employment Agreements with a certain US employee listed in Section 4.06 of the Disclosure Schedules, along the same terms and conditions as their present agreements. The Employment Agreements shall be effective as of the Closing Date.

6.16     Transfer of Seller's Customer Agreements

         Seller shall cause, complete and effect the notification and, if required, Assignment of the agreements between the Seller and its customers (those agreements with such customers as are set forth in Section 2.19 of the Disclosure Schedule) under the same terms and conditions as were in effect prior to such notification or Assignment.

6.17     [Intentionally Reserved]

6.18     Board Approval

         Purchaser's Board of Directors shall have approved and authorized the consummation of the purchase of the Elset Business Assets and the shares of Accom Poland by Purchaser and the other transactions contemplated hereunder.

6.19     Further Action

         Except  for  the  approval  of the  Polish  Office  for  Protection  of
         Competition and Consumers necessary for the acquisition of the shares of Accom Poland, all consents, approvals, authorization, exemptions and waivers from third parties that shall be required in order to enable Purchaser to consummate the transactions contemplated hereby and thereby shall have been duly obtained (except for such actions, consents, approvals, authorizations, exemptions and waivers, the absence of which would not prohibit consummation of such transactions or render such consummation illegal).

                                   ARTICLE VII

                       CONDITIONS TO SELLER'S OBLIGATIONS

         The obligations of Seller to sell the Elset Business Assets as well as the obligations of Accom Virtual Studio to enter into the conditional agreement for the purchase of shares of Accom Poland shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions:

7.01     Representations, Warranties and Covenants of Purchaser

         Each of Purchaser and Orad shall have complied in all material respects with all of its agreements and covenants contained herein to be performed at or prior to the Closing Date, and all of the representations and warranties of Purchaser and Orad contained herein shall be true in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except as otherwise contemplated hereby, and except to the extent that such representations and warranties were made as of the specified date, and except to the extent that any failure of such representations and warranties to be true as aforesaid when taken in the aggregate would not materially and adversely affect the business or financial condition of Purchaser and Orad.

7.02     No Prohibition

         No statute, rule or regulation or order of any court or administrative agency shall be in effect which restrains or prohibits Seller, Accom Virtual Studio, Accom Poland, Accom Virtual Studio (Germany) GmbH, or Elset Electronic-Set GmbH, from consummating the transactions contemplated hereby.

7.03     Performance

         Each of Purchaser and Orad shall have performed and complied, in all material respects, with all agreements, covenants, obligations and conditions required by this Agreement to so be performed or complied with by it prior to or at the Closing.

7.04     No Injunction

         There shall not be in effect on the Closing Date any judgment, order, injunction or decree of any court enjoining consummation of the transactions contemplated by this Agreement.

7.05     Board Approval

         Seller's Board of Directors shall have approved and authorized the consummation of the sale of the Elset Business Assets to Purchaser by Seller and the other transactions contemplated hereunder. Accom Virtual Studio's Board of Directors shall have approved and authorized the sale of shares of Accom Poland to Purchaser.

7.06     Further Action

         Except for the approval of the Polish Competition and Consumer Protection Office necessary for the acquisition of the shares of Accom Poland, all consents, approvals, authorizations, exemptions and waivers from third parties that shall be required in order to enable Purchaser to consummate the transactions contemplated hereby shall have been duly obtained (except for such actions, consents, approvals, authorizations, exemptions and waivers, the absence of which would not prohibit consummation of such transactions or render such consummation illegal).

                                  ARTICLE VII-A

                CONDITIONS SUBSEQUENT TO PURCHASER'S OBLIGATIONS

Purchaser's obligations to purchase the Elset Business Assets and shares of Accom Poland and to perform its obligations under this Agreement shall be subject to the satisfaction of the following condition:

7A.01    Release of all Encumbrances on the Elset Business Assets

         Immediately after the Closing, but in no event more than seven (7) days thereafter, Seller shall take all necessary steps to remove or release any Liens (including those registered under California's U.C.C.) on the Elset Business Assets and to provide documentation satisfactory to Purchaser or Orad that all such Liens have been released.

7A.02    Anti-Monopoly Approval in Poland

         (a) The transfer of shares of Accom Poland from Accom Virtual Studio to Purchaser, under the conditional agreement for the purchase of shares described in section 1.01 hereof, shall be conditional and will be effective upon fulfillment of one of the following conditions:

                  (i) issuance to both the Purchaser and Accom Poland of the letters from the President of the Office for Competition and
                  Consumer Protection informing each of them that the Purchaser's purchase of the share in Accom Poland does not require pre-merger notification;

                  (ii) issuance to both the Purchaser and Accom Poland, whichever occurs later, of the no-reservation letters with respect to the transaction of sale of Accom's Poland share to Buyer; or

                  (iii) non-issuance to any of the Purchaser or Accom Poland of the no-reservation letters with respect to the transaction of the sale of Accom Poland's share to the Purchaser, within sixty-five (65) days from the date of both the Purchaser and Accom Poland filing the complete applications, subject to the provision of Article 11a.6 of the Law of February 24, 1990 on Counteracting the Monopolistic Practices and Consumer Protection (Dz.U. Nr 14, poz. 88, as amended).

         (b) The transfer will occur automatically on the next working day falling after (i) the date of receiving the latter letter as referred to in sub-Section (i) above; (ii) the date of receiving the latter no-reservation letter as referred to in sub-Section (ii) above; or (iii) the date on which the latter term which has begun as referred to in sub-Section (iii) has elapsed, whichever occurs earlier.

         (c) In the event that the President of the Office for Competition and Consumer Protection issues to either the Purchaser or Seller a reservation letter with respect to the transaction as contemplated, this Agreement will have no legal effect and the Purchaser and Seller shall mutually agree upon actions to be taken with respect to the transactions contemplated hereby, including without limitation, considering a transaction regarding the sale of all the assets of Accom Poland to Purchaser.

         In the event that the condition subsequent to Purchaser's obligations mentioned in Sections 7A.01 and 7A.02. are not satisfied, then this Agreement, and all the transactions contemplated herein, as well as the conditional agreement for the sale of shares in Accom Poland, shall become null and void. In such an event, the following shall take place:
         (i) Purchaser shall immediately return all Elset Business Assets to Seller, (ii) Seller shall immediately return the Cash Payment, plus all interest accrued thereon, to Purchaser; and (iii) the Escrow Agent shall immediately return the Escrow Amount, plus all interest accrued thereon, to Purchaser.

                                  ARTICLE VIII

                 EMPLOYMENT AND EMPLOYEES BENEFITS ARRANGEMENTS

8.01     Definitions

         (a)      The term  "Employees"  shall  mean all  current  employees  or workers involved in the research and development of Elset-related technology (including all employees of Accom Poland), as well as those employed by the Company and involved exclusively in the marketing, sales and engineering support of the Elset Business Assets.

         (b) The term "Designated Employees" shall mean those individuals listed in Section 4.06 of the Disclosure Schedule.

         The Parties to this Agreement agree that, because of the purchase of shares of Accom Poland by Purchaser from Accom Virtual Studio, and thus indirect take-over of Accom Poland's employees by Purchaser, nothing in this Agreement shall be interpreted and construed in a way that shall or might cause the direct assumption by Purchaser (or direct transfer by Accom Poland), of Accom Poland's employees to Purchaser.

8.02     Employment

         (a)      Termination

         As  of  the  Closing  Date,  Seller  and  its  subsidiaries   shall  be
         responsible for paying any liability with respect to severance, commissions, paid leave, and any other benefits due to any employee terminated on or before the Closing Date as a result of the sale and purchase actions contemplated in this Agreement.

         (b)      Employees

         As of the Closing Date, Orad shall extend to substantially all Employees employment at comparable terms to those in effect immediately prior to the Closing. Shortly thereafter, Orad intends to renegotiate new employment terms with the Employees.

         (c)      Employee Share Option Plans of Seller and Orad.

         Seller agrees that Employees entitled to purchase shares of Seller under Seller's employee share option plan or other equity investment plan, shall be entitled to exercise such rights within an extended period that shall be no less than two (2) years from the Closing Date, notwithstanding the provisions regarding termination of employment that appear in Seller's plans or in such Employees' option agreements. Orad agrees to grant to the Employees options under its Employee Share Option Plan in the ranges set forth in Schedule 8.02, and shall do so by extending and expanding the operating budget available for Accom Poland by ten (10%) percent of the amount expended by Seller in its 1999 budget.

                                   ARTICLE IX

                          TERMINATION PRIOR TO CLOSING

9.01     Termination

         This agreement may be terminated at any time prior to the Closing:

         (a) By the common written consent of Purchaser, Orad, Seller and Accom Virtual Studio; or

         (b) By either Seller or Purchaser in writing, without liability to the party terminating this Agreement on account of such termination (provided the terminating party is not otherwise in default or in breach of this Agreement), if the other party shall (i) fail to perform in any material respect its agreements contained herein required to be performed prior to the Closing Date, or (ii) materially breaches any of its representations, warranties or covenants contained herein, and the party terminating has provided to the other party written notice of such failure to perform or breach and such intention to terminate, and the other party has not cured such failure or breach within 30 days of the date of such notice.

9.02     Effect on obligations

         Termination of this Agreement pursuant to this Article shall terminate all obligations of the parties hereunder provided, however, that termination pursuant to clause (b) or of Section 9.01 shall not relieve the defaulting or breaching party from any liability to the other party hereto.

                                    ARTICLE X

                                 INDEMNIFICATION

10.01    Survival of Representations

         Subject to Section 10.04 hereof, all representations, warranties and agreements made by any party in this Agreement or pursuant hereto (including, without limitation and for the avoidance of doubt, all statements made herein, the Disclosure Schedule and any other document delivered at Closing pursuant hereto) shall survive the Closing and any investigation at any time made by or on behalf of any party.

10.02    [Intentionally Reserved]

10.03    Agreement to Indemnify

         Subject to the terms and conditions of this Article X, including without limitation Section 10.06, Seller hereby agrees to indemnify, defend and hold harmless Purchaser and its parent corporations, and each officer and director of Purchaser and its parent corporations, and each affiliate thereof (collectively, the "Purchaser Group"), and their successors and assigns, from and against all claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including without limitation, interest, penalties and attorneys' fees and expenses (collectively, "Damages"), asserted against, resulting to, imposed upon or incurred by any member of the Purchaser Group, directly or indirectly, by reason of or resulting from a breach of any representation, warranty, or agreement of Seller contained in this Agreement or any amendment thereto.

10.04    Limitation of Liability

         (a) The obligations and liabilities of Seller with respect to Claims under Section 10.3 hereof to the Purchaser Group shall be subject to the following limitations:

                  Seller shall be obligated to indemnify the Purchaser Group only for those Claims, other than those relating to any liability for Taxes (especially those relating to Accom Poland, and collectively referred to as "Tax Claims") or any liability for 1999 Balance sheet shortfalls in excess of the Escrow Amount, as provided in Section 2.05 hereof, as to which the Purchaser Group has given Seller written notice thereof on or prior to the twelve (12) month anniversary of the Closing Date (whether or not such Claims have then actually been sustained).

         (b) With respect to any Tax Claims, Seller shall be obligated to indemnify the Purchaser Group for all Tax Claims of any sort with respect to Accom Poland, the Elset Business Assets, Commitments, or any operations of the business of Seller that relate to the period on or prior to the Closing Date, until the expiration of all applicable statutes of limitation with respect to such Tax Claims.

10.05    Conditions of Indemnification

         The obligations and liabilities of Seller to indemnify the Purchaser Group under Section 10.03 hereof with respect to Claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

         (a) Any member of the Purchaser Group against whom any such Claim is asserted will give Seller prompt written notice of any such Claim, and Seller or its subsidiary will undertake the defense thereof by representatives of their own choosing. If Seller, within twenty days after written notice of any such Claim, fails to defend such Claim, the member of the Purchaser Group against whom such Claim has been made will (upon further notice to Seller) have the right to reasonably undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk of Seller, subject to the Purchaser notifying the Seller prior to the settlement or compromise thereof.

         (b)     Anything in this Section 10.05 to the contrary notwithstanding:

                  (i) The member of the Purchaser Group against whom a Claim has been made shall have the right, at its sole expense, at any time to select and retain representatives to act as co-counsel in the defense of any Claim being defended by representatives of Seller. Seller agrees to cause its representatives to consult in good faith with any such Purchaser Group representatives with respect to decisions involving the conduct and defense of any such Claim, provided that, subject to clauses (ii) and (iii) of this
                           Section 10.05 (b), the representatives of Seller shall retain final discretion and authority with respect to the conduct and defense of such Claim.

                  (ii) If there is a reasonable possibility that a Claim may adversely affect the member of the Purchaser Group against whom such Claim has been made other than as a result of monetary damages or other monetary payments (i.e., the Purchaser Group may be collaterally stopped from asserting any legal claims or defenses or may be prejudiced as to any future claims), such member of the Purchaser Group shall have the right, at its own cost and expense, to defend, compromise or settle such Claim; provided that in such event such member of the Purchaser Group shall not have any right of subrogation or contribution against the Seller.

                           Seller shall not, without the written consent of such member of the Purchaser Group, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to such member of the Purchaser Group a release from all liability in respect of such Claim.

         (c) With respect to all other future claims of whatever nature alleged or filed against Purchaser with respect to the Elset Business Assets and/or Accom Poland, Seller shall, upon the reasonable request of Purchaser, reasonably assist (without any unreasonable or excessive expense of Seller) Purchaser in the preparation of and for any such litigation or threatened litigation.

10.06    Remedies Cumulative; Limitation on Recourse

         Except as otherwise provided herein, the remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against the other party hereto; provided, however, that other than for Taxes, the Purchaser's recourse against the Seller shall be limited to the Escrow Amount, except in such case in which the Purchaser shall incur monetary or other damage claims arising out of or as a result of willful misconduct or fraud on the part of the Seller or any of its executive officers and directors.

                                   ARTICLE XI

                                  MISCELLANEOUS

11.01    Allocation of Purchase Price Among the Elset Business Assets

         The Purchase Price shall be allocated among the Elset Business Assets and the shares of Accom Poland Sp. z o.o. in accordance with the table below. Seller and Purchaser shall report the sale and purchase of the Elset Business Assets and the shares of Accom Poland Sp. z o.o. for any relevant purpose in a manner consistent with such allocation.

---------------------------------------- ---------------------------------------
                ITEM                                PRICE ALLOCATION
---------------------------------------- ---------------------------------------
Fixed   Assets   (priced  at  FMV)  and       US $500,000
all  other Property of whatever  nature
transferred pursuant to  this Agreement
(other than as set forth below)
---------------------------------------- ---------------------------------------
Intellectual Property                               US $1,000,000
---------------------------------------- ---------------------------------------
Shares of Accom Poland                     US $2,500,000 in cash, and warrant
                                                 valued at $1,000,000
---------------------------------------- ---------------------------------------
                TOTAL:                             US $4,110,000
---------------------------------------- ---------------------------------------

11.02    Entire Agreement

         This Agreement (including the Disclosure Schedule and all Exhibits hereto) constitutes the sole understanding of the parties with respect to the subject matter hereof. Matters disclosed by Seller to Purchaser pursuant to any Section of this Agreement shall be deemed to be disclosed with respect to all Sections of this Agreement. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

         Should the obligations of the Seller, or its subsidiaries, under this Agreement, be contrary to any of the provisions of the conditional share sale agreement, to be concluded on Closing Date by Accom Virtual Studio and Purchaser, then the obligations contained in the conditional share sale agreement shall be deemed as the sole obligations of Accom Virtual Studio and Purchaser.

11.03    Successors and Assigns

         The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors of the parties hereto; provided, however, that this Agreement may not be assigned by any party without the prior written consent of the other party hereto, except that Purchaser may, at its election, assign this Agreement to any direct or indirect wholly-owned subsidiary of itself or of any ultimate parent corporation. If this Agreement is assigned with such consent or pursuant to such exception, the terms and conditions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective assigns; provided, however, that no assignment of this Agreement or any of the rights of obligations hereof shall relieve any party of its obligations under this Agreement.

11.04    Governing Law

         This Agreement shall be governed by and construed in accordance with the laws of the State of New York, other than its conflict of law rules, and other than Polish law as may be required with respect to the actions contemplated hereunder with respect to Accom Poland.

11.05    Arbitration

         The parties shall endeavor to resolve any disputes that may arise hereunder by themselves. Within fifteen (15) days after notice of any dispute is given by a party, an executive officer of each of the parties will meet and make a good faith attempt to resolve such dispute. If, notwithstanding such efforts and meetings, the Purchaser and Seller are not successful in resolving such dispute, then they shall submit any dispute arising under this Agreement, for a monetary claim exceeding US $100,000, to binding arbitration by a panel of three arbitrators under the rules and auspices of the American Arbitration Association (the "AAA"). Such arbitration, if necessary, shall apply New York law and shall take place in New York, or at such other venue agreed to in writing by the parties.

11.06    [Intentionally Reserved]

11.07    Counterparts

         This Agreement may be executed in one or more facsimile counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

11.08    Headings

         The headings of the Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

11.09    Modification and Waiver

         Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar).

11.10    Broker's Fees

         Each of the parties hereto (i) represents and warrants that it has not taken and will not take any action that would cause the other party hereto to have any obligation or liability to any person for a finder's or broker's fee, and (ii) agrees to indemnify the other party hereto for breach of the foregoing representation and warranty, whether or not the Closing occurs.

11.11    Expenses

         Seller and Purchaser shall each pay all of their respective costs, expenses and taxes (including sales taxes) incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of its own financial consultants, accountants and counsel.

         Stamp duty for the purchase of shares of Accom Poland shall be paid by Purchaser and Accom Virtual Studio in equal parts.

IN WITNESS WHEREOF, this Agreement has been duly executed on the date herein above set forth.

------------------------------------- ------------------------------------------
ACCOM, INC.                           ORAD HI-TEC SYSTEMS LTD.

By:   /s/ Junaid Sheikh               By:  /s/ Avi Sharir     /s/ Miki Tamir
     -----------------------------         -------------------------------------
Name:    Junaid Sheikh                Name: Avi Sharir        Miki Tamir
       -----------------------              ---------------------------------
Title:   President & CEO              Title:   President & CEO      Exec. VP
        ----------------------                ----------------------------------

------------------------------------- ------------------------------------------
ACCOM VIRTUAL STUDIO (Germany) GmbH   IMadGINE VIDEO SYSTEMS MARKETING B.V.


By:   /s/ Junaid Sheikh               By:  /s/ Avi Sharir     /s/ Miki Tamir
     -----------------------------         -------------------------------------
Name:    Junaid Sheikh                Name: Avi Sharir        Miki Tamir
       -----------------------              ---------------------------------
Title:   Managing Director            Title:   Director             Director
        ------------------------              ----------------------------------

----------------------------------

ELSET ELECTRONIC-SET GmbH

By:   /s/ Junaid Sheikh
Name:    Junaid Sheikh
Title:   Managing Director

As to Section 4.09 only:

 /s/ Junaid Sheikh
 ---------------------------------
MR. JUNAID SHEIKH

------------------------------------- ------------------------------------------

                                      ACCOM VIRTUAL STUDIO, INC.

                                      By: /s/ Junaid Sheikh
                                         -----------------------
                                      Name:   Junaid Sheikh
                                           ---------------------
                                      Title:   President & CEO
                                            --------------------
                                      As to Section 4.09 only:

                                       /s/ Lionel Allan
                                      --------------------------
                                      MR. LIONEL ALLAN

------------------------------------- ------------------------------------------

                                LIST OF EXHIBITS

Exhibit A - Form of Conditional Contract for Sale of Share

Exhibit B - Form of Irrevocable Power of Attorney

Exhibit C - Form of Warrant

Exhibit D - Form of Escrow Agreement

Exhibit E - Non-Disclosure and No-Hire Agreement

Exhibit F - Form of Opinions of Counsel of Seller and Seller's German and Polish Subsidiaries

Exhibit G - Form of Resolutions of Seller's and Accom Virtual Studio's Board of Directors

                              DISCLOSURE SCHEDULES
                              --------------------


SECTION

1.01                            Elset Business Assets and Properties

1.08                            Assumed Liabilities

2.04                            No Violation

2.06                            Other Liabilities

2.07                            Certain Changes

2.09                            Liens

2.11                            Equipment and Fixed Assets

2.12                            Leases

2.13                            Proprietary Rights; Computer Programs, Databases

2.14                            Litigation

2.15                            Insurance

2.16                            Employee Benefit Plans

2.17                            Bank and Safe Deposit Boxes

2.18                            Contracts and Commitments

2.19                            Customers and Suppliers

2.20                            Personnel

2.21                            Labor Relations

2.22                            Environmental Protection

2.23                            No Breach

2.24                            Compliance

2.25                            Assets Necessary to Business

2.26                            Consents

2.28                            Accounts Receivable

4.02                            Conduct of Business

4.06                            Agreement with Employees